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                                                                      EXHIBIT 99
                  ODETICS ANNOUNCES SETTLEMENT WITH E-SYSTEMS

Anaheim, Calif. (May 24, 1996) -- Odetics, Inc., (Nasdaq: ODETA and ODETB) today announced that it reached an agreement with E-Systems to settle all litigation between the parties.
     Although specific terms are contained in a confidential agreement, Odetics expects to report a nonrecurring gain from the settlement in the current quarter. The company has filed a form 8K with the Securities and Exchange Commission regarding the settlement.
     Joel Slutzky, chairman and chief executive officer for Odetics, stated, "Settling this litigation frees Odetics from a significant distraction of our management resources and stops the litigation-related expenses. Last year, expenses to support this action amounted to $1.3 million or $0.13 in earnings per share."
     Slutzky added, "We have settled all aspects of the dispute and are satisfied with the agreement."
     Odetics Inc. is a leading supplier of digital-data-management products and communications equipment for the mass data storage, television broadcast and video security markets. Odetics' headquarters and its major subsidiaries, ATL Products, Inc., and Gyyr, Inc., are located in Anaheim, Calif., with additional operations in Europe and Asia. For more information about Odetics, its divisions and major subsidiaries see our web site at http://www.odetics.com/.